Emergent Capital, Inc. Announces Third Quarter 2015 Results

Company Reports Book Value of $8.40 per Share

Boca Raton, Fla., November 9, 2015 – Emergent Capital, Inc. (NYSE: EMG) ("Emergent " or the "Company"), today announced its financial results for the three month and nine month periods ended September 30, 2015.
Three Months Ended September 30, 2015
Total income from continuing operations was $2.8 million for the three month period ended September 30, 2015 compared to a loss from continuing operations of $3.6 million for the same period in 2014. This increase was primarily a result of a $2.4 million realized gain on maturities less an adverse impact from updated life expectancies received during the quarter as compared to the same period in 2014.
The following table provides a summary of the components of income from the Company's life settlements.

	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014
Change in estimated probabilistic cash flows	$19,870,666	$17,998,036
Premiums paid during period	(16,826,204)	(13,692,055)
Change in life expectancy evaluation	(4,257,970)	(14,489,437)
Change in discount rates	-	4,103,448
Unrealized gain on acquisitions	1,460,280	2,436,792
Realized gain on maturities	2,420,658	-
Change in fair value of life settlements	$2,667,430	$(3,643,216)

Total expenses from continuing operations were $21.0 million for the three month period ended September 30, 2015 compared to $2.9 million for the same period in 2014. The increase was primarily related to the expenses totaling $8.8 million associated with the extinguishment of the senior secured notes as well as additional interest expense of $4.3 million and a reduction in the fair value of the White Eagle Revolving Credit Facility of $4.2 million compared to the same period in 2014.
The Company reported net loss from continuing operations of $13.5 million, or $(0.48) per fully diluted share, for the three month period ended September 30, 2015, compared to a net loss of $4.3 million, or $(0.20) per fully diluted share, for the same period in 2014. The net loss for the three month period ended September 30, 2015 includes an income tax benefit of approximately $4.7 million compared to $2.2 million for the same period in 2014.

Nine Months Ended September 30, 2015
Total income from continuing operations was $43.8 million for the nine month period ended September 30, 2015 compared to $19.0 million for the same period in 2014. The increase was primarily due to maturities totaling $53.5 million on 14 life settlement policies. The net gain on fair value from these maturities totaled $40.2 million for the first nine months of 2015.
The following table provides a summary of the components of income from the Company's life settlements.

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Change in estimated probabilistic cash flows	$60,588,446	$53,745,646
Premiums paid during period	(48,243,438)	(40,578,531)
Change in life expectancy evaluation	(18,700,215)	(10,962,910)
Change in discount rates	3,840,503	4,103,448
Unrealized gain on acquisitions	5,856,032	2,436,792
Realized gain on maturities	40,240,406	10,568,321
Change in fair value of life settlements	$43,581,734	$19,312,766

Total expenses were $67.5 million for the nine month period ended September 30, 2015 compared to $35.3 million for the same period in 2014. The increase was primarily due to an $18.0 million increase in the change in fair value (liability) of the Company’s revolving credit facilities due to higher than expected maturities, extinguishment of the senior secured notes totaling $8.8 million and higher interest expense of $10.3 million.
The Company reported a net loss from continuing operations of $16.7 million, or $(0.70) per fully diluted share, for the nine month period ended September 30, 2015, compared to a net loss of $13.9 million, or $(0.65) per fully diluted share, for the same period in 2014. The net loss for the nine month period ended September 30, 2015 includes an income tax benefit of approximately $7.0 million compared to $2.5 million for the same period in 2014.
As of September 30, 2015, the Company had cash and cash equivalents of approximately $40.4 million. The Company had 28,130,508 shares outstanding at September 30, 2015 and a book value of $8.40 per share.

Life Settlements Portfolio Highlights
At September 30, 2015, the estimated fair value of the Company’s 634 life insurance policies was $457.8 million compared to $388.9 million for 607 life insurance policies at December 31, 2014. The weighted average discount rate was 17.00% at September 30, 2015 compared to 17.77% at December 31, 2014. The aggregate face value of the Company's portfolio of life insurance policies was approximately $3.0 billion at September 30, 2015. During the quarter, two life settlement policies matured totaling $3.7 million. Of the life settlement polices that matured in the first nine months of 2015, 13 served as collateral under the revolving credit facilities.
Subsequent to the quarter end, two life settlement policies have matured totaling $5.9 million. Both policies served as collateral under the revolving credit facilities.
Antony Mitchell, Chief Executive Officer of Emergent, commented: “During the quarter, we closed our second revolving credit facility and retired the Company’s senior secured notes.” Mr. Mitchell continued, “We are now focused on raising additional debt capital to leverage our second credit facility.”

Conference Call
To join the call, please dial toll free (877) 870-4263, or from outside the U.S. (412) 317-0790. The conference call will also be broadcast live through a link on the Investor Relations section of the Company’s website at www.emergentcapital.com. Please visit the website at least 10 minutes prior to the call to register, download and install any necessary audio software.
About Emergent Capital, Inc.
Emergent Capital (NYSE: EMG) is a specialty finance company that invests in esoteric asset classes, primarily life settlements. More information about Emergent can be found at www.emergentcapital.com.

Safe Harbor Statement
This press release may contain certain "forward-looking statements" relating to the business of Emergent Capital, Inc. and its subsidiary companies. All statements, other than statements of historical fact included herein are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, and involve known and unknown risks and uncertainties. Although Emergent believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Emergent does not assume a duty to update these forward-looking statements.

Company Contact:
David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com

# # #

-SELECTED FINANCIAL TABLES FOLLOW-

Emergent Capital, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except share and per share data)
Income
Interest income	$7	$9	$16	$22
Loss on life settlements, net	—	—	—	(426)
Change in fair value of life settlements	2,667	(3,643)	43,582	19,313
Other income	95	17	185	72
Total income (loss)	2,769	(3,617)	43,783	18,981
Expenses
Interest expense	8,614	4,303	21,491	11,165
Extinguishment of Secured Notes	8,782	—	8,782	—
Change in fair value of Revolving Credit Facilities	(4,203)	(8,375)	13,489	(4,556)
Change in fair value of conversion derivative liability	—	—	—	6,759
Personnel costs	1,945	1,910	5,425	6,627
Legal fees	3,370	2,943	10,345	9,121
Professional fees	1,579	1,143	5,284	3,562
Insurance	309	414	966	1,253
Other selling, general and administrative expenses	585	544	1,671	1,365
Total expenses	20,981	2,882	67,453	35,296
Income (loss) from continuing operations before income taxes	(18,212)	(6,499)	(23,670)	(16,315)
Benefit for income taxes	4,721	2,235	6,981	2,452
Net income (loss) from continuing operations	$(13,491)	$(4,264)	$(16,689)	$(13,863)
Discontinued Operations:
Income(loss) from discontinued operations	(147)	(249)	(640)	(454)
Benefit for income taxes	34	—	224	—
Net income (loss) from discontinued operations	(113)	(249)	(416)	(454)
Net income (loss)	$(13,604)	$(4,513)	$(17,105)	$(14,317)
Basic and diluted income (loss) per share:
Continuing operations	$(0.48)	$(0.20)	$(0.70)	$(0.65)
Discontinued operations	$—	$(0.01)	$(0.02)	$(0.02)
Net income (loss) from continuing operations	$(0.48)	$(0.21)	$(0.72)	$(0.67)
Weighted average shares outstanding:
Basic and Diluted	28,084,254	21,361,930	23,827,030	21,352,086

Emergent Capital, Inc.
CONSOLIDATED BALANCE SHEETS

	September 30, 2015	December 31, 2014*
	(Unaudited)
	(In thousands except share data)
ASSETS
Assets
Cash and cash equivalents	$31,260	$51,166
Cash and cash equivalents (VIE)	9,157	3,751
Prepaid expenses and other assets	1,527	1,502
Deposits - other	1,347	1,340
Deposits on purchases of life settlements	—	1,630
Structured settlement receivables, at estimated fair value	—	384
Structured settlement receivables at cost, net	—	597
Life settlements, at estimated fair value	13,023	82,575
Life settlements, at estimated fair value (VIE)	444,787	306,311
Receivable for maturity of life settlements (VIE)	10,088	4,000
Fixed assets, net	335	355
Investment in affiliates	2,384	2,384
Deferred debt costs, net	1,907	3,936
Total assets	$515,815	$459,931
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued expenses	$4,817	$6,140
Accounts payable and accrued expenses (VIE)	388	423
Other liabilities	419	1,256
Interest payable - Convertible Notes	768	2,272
Convertible Notes, net of discount	57,867	55,881
Interest payable - Secured Notes	—	261
Secured Notes, net of discount	—	24,036
White Eagle Revolving Credit Facility, at estimated fair value (VIE)	157,946	145,831
Red Falcon Revolving Credit Facility, at estimated fair value (VIE)	55,685	—
Deferred tax liability	1,524	8,728
Total liabilities	279,414	244,828
Commitments and Contingencies
Stockholders’ Equity
Common stock (par value $0.01 per share, 80,000,000 authorized; 28,130,508 and 21,402,990 issued and outstanding as of September 30, 2015 and December 31, 2014, respectively)	281	214
Preferred stock (par value $0.01 per share, 40,000,000 authorized; 0 issued and outstanding as of September 30, 2015 and December 31, 2014)	—	—
Treasury Stock, net of cost (65,621 and 0 shares as of September 30, 2015 and December 31, 2014, respectively)	(348)	—
Additional paid-in-capital	305,389	266,705
Accumulated deficit	(68,921)	(51,816)
Total stockholders’ equity	236,401	215,103
Total liabilities and stockholders’ equity	$515,815	$459,931
 *    Derived from audited consolidated financial statements.

Selected Operating Data (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Period Acquisitions — Policies Owned
Number of policies acquired	3	2	41	2
Average age of insured at acquisition	85.4	84.5	85.0	84.5
Average life expectancy — Calculated LE (Years)	5.6	5.6	5.4	5.6
Average death benefit	$6,232	$7,176	$2,924	$7,176
Aggregate purchase price	$2,679	$3,488	$30,534	$3,488
End of Period — Policies Owned
Number of policies owned	634	595	634	595
Average Life Expectancy — Calculated LE (Years)	10.0	11.0	10.0	11.0
Aggregate Death Benefit	$2,997,903	$2,888,289	$2,997,903	$2,888,289
Aggregate fair value	$457,810	$350,383	$457,810	$350
Monthly premium — average per policy	$8.9	$7.6	$8.9	$7.6

Company Contact:

David Sasso
Emergent Capital, Inc.
Senior Vice President, Corporate Development & Investor Relations
561.995.4300
IR@emergentcapital.com
www.emergentcapital.com